PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 1997)













                                $115,000,000

                         COMVERSE TECHNOLOGY, INC.

            5 3/4% Convertible Subordinated Debentures due 2006 initially convertible into 2,513,661 Shares of Common Stock, $.10 par value


     Set forth in this Prospectus Supplement is certain updating information regarding the Selling Holders and the price range of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






February 5, 1998

              PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                    Low         High
   1994
       First Quarter..........................   $  8.00      $ 15.63
       Second Quarter.........................      8.25        10.50
       Third Quarter..........................      8.75        11.13
       Fourth Quarter.........................      9.88        14.25

   1995
       First Quarter..........................   $ 11.00      $ 14.63
       Second Quarter.........................     13.25        18.25
       Third Quarter..........................     17.14        23.38
       Fourth Quarter.........................     19.94        25.69

   1996
       First Quarter..........................   $ 16.63      $ 25.13
       Second Quarter.........................     23.38        31.19
       Third Quarter..........................     23.75        41.38
       Fourth Quarter ........................     32.56        38.13

   1997
       First Quarter..........................   $ 36.88      $ 46.38
       Second Quarter.........................     36.50        52.00
       Third Quarter..........................     46.00        53.06
       Fourth Quarter.........................     32.25        54.19

  1998
       First Quarter (through February 4, 1998)  $ 30.63      $ 41.13


     On February 4, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $38.44. As of February 4, 1998, there were approximately 1,540 holders of record of the Common Stock.

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                              SELLING HOLDERS

     The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. Finally, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.



                                                       Principal Amount of            Number of
                                                           Debentures                 Shares of
                                                       Beneficially Owned           Common Stock
Selling Holder                                         and Offered Hereby       Beneficially Owned(1)


Equitable Life Assurance --
  Separate Account Convertibles .....................       4,150,000                    --
State of Oregon Equity ..............................       2,500,000                    --
Lehman Brothers Inc. ................................       2,000,000                    --
Van Kampen American Capital Harbor Fund .............       2,000,000                    --
Contintental Assurance Company Separate Account (E)..       1,830,000                    --
Hudson River Trust Balanced Account .................       1,765,000                    --
Chase Manhattan Bank as Trustee of
Amoco Corporation Master Trust for
for Employee Pension Plans ..........................       1,750,000                    --
Memphis Light, Gas & Water Retirement Fund ..........       1,750,000                    --
Carrigaholt Capital (Bermuda) L.P. ..................       1,600,000                    --
Hudson River Trust Growth Investors .................       1,425,000                    --
Class 1 C Company, Ltd ..............................       1,410,000                    --
Hospital Corp. of America
  Money Purchase Plan ...............................       1,320,000                    --
Phoenix Income & Growth Fund ........................       1,250,000                    --
Hudson River Trust Growth & Income ..................       1,210,000                    --
Paloma Securities L.L.C. ............................       1,010,000                    --
Sage Capital. .......................................       1,000,000                    --
Merrill Lynch Capital Markets P.L.C. ................       1,000,000                    --


                                                              Principal Amount of            Number of
                                                                  Debentures                 Shares of
                                                              Beneficially Owned           Common Stock
 Selling Holder                                               and Offered Hereby       Beneficially Owned(1)


 Lincoln National Convertible Securities Fund.............          $865,000                    --
 Pacific Mutual Life Insurance Company ...................           750,000                    --
 TQA Vantage Fund Ltd. ...................................           725,000                    --
 Silverton International Fund Limited ....................           640,000                    --
 AIM VI Growth and Income Fund, a series
   of AIM Variable Insurance Funds, Inc. .................           600,000                    --
 Kellner, DiLeo & Co. ....................................           500,000                    --
 Value Line Convertible Fund .............................           500,000                    --
 The HCA Foundation ......................................           460,000                    --
 The Sumitomo Trust & Banking Co., Ltd. ..................           400,000                    --
 Van Kampen American Capital
   Convertible Securities Fund............................           350,000                    --
 Weirton Trust ...........................................           350,000                    --
 Associated Electric and Gas Insurance Services Ltd. .....           275,000                    --
 Starvest Discretionary ..................................           250,000                    --
 Walker Art Center .......................................           190,000                    --
 Greyhound Lines Fund.....................................           150,000                    --
 David Lipscomb University ...............................           120,000                    --
 Equitable Life Assurance-- Separate Account Balanced.....            75,000                    --
 Fiducie Desjardins ......................................            65,000                    --
 The Hotel Union & Industry of Hawaii ....................            50,000                    --
 Savings & Investment Trust ..............................            35,000                    --
 United National Life Insurance Co. ......................            30,000                    --
                                                                     -------                    --


      Total...............................................       $36,350,000                    --
                                                                  ==========                    ==

------------------

(1) Excludes shares of Common Stock issuable upon conversion of Debentures.